Exhibit 99.2

1 A u g u s t 27, 2026 First Financial Corporation Announcing the acquisition of First Illinois Corporation

2 Legal Disclosure Forward-looking Statements Certain statements contained in this presentation, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections, and benefits relating to the proposed merger between First Financial Corporation (“First Financial” or “THFF”) and First Illinois Corporation (“First Illinois”) and its wholly owned subsidiary, Hickory Point Bank and Trust (“Hickory Point”), which are subject to numerous assumptions, risks and uncertainties. Words such as ‘‘believes,’’ ‘‘anticipates,’’ “may,” “will,” “should,” “likely,” “expected,” “estimated,” ‘‘intends,’’ “future,” “plan,” “goal,” “seek,” “project,” or the negative of these terms and other similar expressions may identify forward-looking statements, but are not the exclusive means of identifying such statements. Please refer to First Financial’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as their other filings with the Securities and Exchange Commission (“SEC”), for a more detailed discussion of risks, uncertainties, and factors that could cause actual results to differ from those discussed in the forward-looking statements. First Financial intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. Investors and security holders may obtain free copies of First Financial’s SEC filings without charge at the SEC’s website at https://www.sec.gov or under the “Investor Relations” section of First Financial’s website at https://investor.first-online.bank. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors previously disclosed in reports filed by First Financial with the SEC, risks and uncertainties for First Financial, First Illinois, and the combined company include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of First Illinois’ operations with those of First Financial will be materially delayed or will be more costly or difficult than expected; the inability to close the proposed merger in a timely manner; the inability to complete the proposed merger due to the failure of First Illinois’ stockholders to adopt the merger agreement; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the proposed merger, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed merger on First Financial’s, First Illinois’, or the combined company's respective customer relationships, operating results, or market price; the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected or unknown factors, events, or liabilities; potential litigation or regulatory action related to the proposed merger; and general competitive, economic, political and market conditions, and fluctuations. All forward-looking statements included in this presentation are made as of the date hereof and are based on information available at the time of the presentation. Except as required by law, neither First Financial nor First Illinois assumes any obligation to update any forward-looking statement. Important Additional Information About the Merger and Where to Find It In connection with the proposed transaction, First Financial will file materials with the SEC, including a registration statement on Form S-4. The registration statement will include a proxy statement of First Illinois that also constitutes a prospectus of First Financial, which will be sent to the stockholders of First Illinois. This press release is not a substitute for the proxy statement/prospectus or the registration statement or for any other document that First Financial may file with the SEC and send to First Illinois’ stockholders in connection with the proposed transaction. FIRST ILLINOIS’ STOCKHOLDERS ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY FIRST FINANCIAL WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST FINANCIAL, FIRST ILLINOIS, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND OTHER MATTERS. When filed, the registration statement and other documents relating to the merger filed by First Financial can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Financial’s website at https://investor.first-online.bank under the “Investor Relations” section. Alternatively, these documents, when available, can be obtained free of charge from First Financial upon written request to First Financial Corporation, Attn: Norman D. Lowery, President and CEO, One First Financial Plaza, Terre Haute, Indiana, 47807 or by calling 812-238-6185. The contents of the website referenced above are not deemed to be incorporated by reference into the registration statement or the proxy statement/prospectus. Participants in the Solicitation First Financial, First Illinois and their respective directors, executive officers, and certain other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from First Illinois’ stockholders in connection with the proposed merger. Information regarding the directors and executive officers of First Financial is included in its definitive proxy statement for its 2026 annual meeting filed with the SEC on March 17, 2026. Information regarding the directors and executive officers of First Illinois and additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the registration statement on Form S-4 and other materials when they are filed by First Financial with the SEC in connection with the proposed transaction. Free copies of these documents may be obtained as described in the section above. No Offer or Solicitation This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This presentation is also not a solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

3 Springfield Decatur Champaign-Urbana (1) Based on combined June 30, 2026 financials and excludes purchase accounting impacts (2) Estimated tangible common equity at closing inclusive of purchase accounting impacts and one-time merger charges Source: S&P Capital IQ Pro; Company provided documents Pro Forma Franchise THFF (87) Hickory Point (8) Combined Branch Footprint Pro Forma Entity(1) Transaction Impact $6.9B Assets $4.9B Gross Loans $5.5B Deposits $625MM Tangible Common Equity at Close(2) 95 Branches ~7% ’28 EPS Accr. 3.2% TBV Dilution at Close 2.3 Years TBV Dilution Earnback 1.52% ’28E Pro Forma ROAA 12.9% CET1 Ratio at Close Central IL Franchise IL IN KY TN GA THFF (14) Hickory Point (8) Pro Forma Franchise

Hickory Point Bank and Trust Overview

Franchise Overview

1979	8	100+
Bank founded	Branches	Employees

- Owned by Archer-Daniels-Midland Company ("ADM") from 1986 through 2011
- Local business leaders and bank executives formed First Illinois in 2011 and purchased the bank from ADM
- Currently operates 8 branch locations in Central Illinois located in the Decatur, Champaign-Urbana, and Springfield MSAs
- Low cost of deposits (1.27% MRQ) with ample balance sheet liquidity (70% loan-to-deposit ratio)
- Stable, consistent earnings profile
- Well capitalized with an 11.0% leverage ratio and 17.3% total risk-based capital ratio at the bank level
- Conservative credit culture

Financial Highlights as of June 30, 2026

$717MM Total Assets	**$438MM** Gross Loans	**$624MM** Deposits	**$82.4MM** TCE
$8.5MM LTM Net Income	**1.18%** LTM ROAA	**70%** Loans / Deposits	**1.27%** MRQ Cost of Deposits

Market Overview

						'26 - '31 Proj. Change	
MSA	Market Rank (#)	Deposit Mkt Share (%)	Deposits in Mkt ($000)	'26 Pop. (#)	'26 Median HH Income ($)	Pop. (%)	HH Income (%)
Decatur, IL	2	21.3%	$492,858	99,871	$62,644	(2.4%)	10.0%
Champaign-Urbana, IL	21	0.9	75,224	244,864	67,854	2.8	4.7
Springfield, IL	19	0.8	68,742	205,469	80,249	(0.9)	9.1
Total	-	-	**$636,824**	**550,204**	-	-	-
MSA Weighted Average	-	-	-	-	**$65,160**	**(1.6%)**	**9.3%**

Note: Financial data as of June 30, 2026; market overview data as of June 30, 2025 per the FDIC's summary of deposits
Source: S&P Capital IQ Pro

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5 Non-interest Bearing 20.1% IB, MMDA & Savings 63.4% Retail CDs 6.9% Jumbo CDs 9.6% Non-interest Bearing 22.4% IB, MMDA & Savings 58.1% Retail CDs 7.8% Jumbo CDs 11.7% Non-interest Bearing 20.4% IB, MMDA & Savings 62.8% Retail CDs 7.0% Jumbo CDs 9.9% Pro Forma Loan & Deposit Composition Note: Bank-level loan and deposit data as of June 30, 2026 Source: S&P Capital IQ Pro 1-4 Family 14.4% CRE & Multi-family 36.3% C&D Home 7.3% Equity 3.1% C&I 14.3% Farm & Ag. 5.4% Consumer & Other 19.1% First Financial Corporation 1-4 Family 13.2% CRE & Multi-family 71.7% C&D 3.6% Home Equity 2.1% C&I 4.0% Farm & Ag. 2.5% Consumer & Other 2.9% Hickory Point Bank and Trust 1-4 Family 14.3% CRE & Multi-family 39.5% C&D Home 7.0% Equity 3.0% C&I 13.4% Farm & Ag. 5.2% Consumer & Other 17.6% Pro Forma Franchise Loan Composition Deposit Composition Yield on Loans: 6.77% Yield on Loans: 5.95% Yield on Loans: 6.70% Cost of Deposits: 1.46% Cost of Deposits: 1.27% Cost of Deposits: 1.44%

6 Transaction Highlights FINANCIALLY ATTRACTIVE • ~8% ownership for First Illinois shareholders • ~7% fully-phased EPS accretion • TBV earnback of 2.3 years • Short duration balance sheet leads to limited purchase accounting impact • 20%+ IRR ENHANCED FRANCHISE • Acquisition complements existing Illinois footprint with entry into Decatur and Springfield • Adds experienced local management and lending teams • Bolsters pro forma liquidity and improves an already low-cost deposit base LOW RISK • Shared values and credit cultures • Comprehensive due diligence process • Experienced acquirer with a proven ability to integrate transactions

7 Transaction Summary (1) Transaction value and valuation multiples are based on THFF’s closing share price of $79.07 as of August 26, 2026 and June 30, 2026 financial data (2) Based on 2,424,590 First Illinois shares outstanding, inclusive of 5,629 restricted stock awards, and 166,840 First Illinois stock options with a weighted average strike price of $31.02 (3) Core deposits exclude certificates of deposit greater than $100,000 per call report data (4) Pay-to-trade defined as the transaction TBV multiple divided by THFF’s standalone TBV multiple ∙ First Financial Corporation (NASDAQ: THFF) ∙ Headquarters: Terre Haute, IN ∙ Bank Name: First Financial Bank, National Association ∙ Bank Established: 1834 ∙ First Illinois Corporation ∙ Headquarters: Decatur, IL ∙ Bank Name: Hickory Point Bank and Trust ∙ Bank Established: 1979 ∙ 70% stock consideration / 30% cash election ∙ Fixed exchange ratio of 0.5727x ∙ Cash consideration per share of $44.35 ∙ Pro Forma Ownership: 92% THFF | 8% First Illinois ∙ $111.3MM in aggregate⁽²⁾ ∙ $45.00 implied transaction value per share ∙ 135% of tangible book value ∙ 13.0x LTM earnings ∙ 7.4x 2028E earnings + fully phased-in cost savings ∙ 5.3% premium on core deposits⁽³⁾ ∙ Pay-to-trade ratio of 80%⁽⁴⁾ Expected Closing ∙ Q4 2026 Transaction Value⁽¹⁾ Valuation Multiples⁽¹⁾ Buyer Seller Transaction Structure

Transaction Impact

Key Assumptions	• Anticipated cost savings of 34% of First Illinois' noninterest expense base • 75% phased-in during 2027, 100% thereafter • $10.8 million in estimated pre-tax transaction expenses, fully realized in pro forma tangible book estimate at closing • Loan credit mark of 1.39% of gross loans at closing, or $6.1 million • Interest rate mark on loans of 2.32% estimated gross loans at closing, or $10.1 million, amortized over 3.0 years using the SL method • $2.4 million mark on First Illinois' HTM securities portfolio at close, amortized over 2.1 years using the SL method • Core deposit intangible of 3.00%, amortized over a 10-year period using the SYD method • Additional fair value marks on fixed assets, AOCI, time deposits and FHLB borrowings
EPS Accretion	• Estimated accretion of ~6% in 2027 • Estimated accretion of ~7% in 2028
TBV Impact	• TBV dilution of 3.2% at closing • TBV earnback of 2.3 years
Pro Forma Capital at Closing	• 9.1% tangible common equity / tangible assets • 12.9% common equity tier 1 ratio • 13.8% total risk-based capital ratio • 10.4% tier 1 leverage ratio

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9 $3.0B $4.0B $4.6B $5.2B $5.0B $4.9B $5.6B $5.8B +$0.7B 2018 2019 2020 2021 2022 2023 2024 2025 2026 YTD Total Assets ($B) Track Record of Successful Acquisitions Note: Financial data as of June 30, 2026; completion date shown for past acquisitions Source: S&P Capital IQ Pro Acquisition HopFed Bancorp, Inc. July 2019 $934MM Assets Acquisition Hancock Bancorp, Inc. November 2021 $334MM Assets Acquisition Simply Bank July 2024 $683MM Assets Acquisition Hickory Point Bank and Trust Anticipated closing Q4 2026 $717MM Assets $6.9B Acquisition CedarStone Financial, Inc. March 2026 $369MM Assets

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